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                                                                    Exhibit 10.9

                              AMENDED AND RESTATED
                              TRADEMARK/TECHNOLOGY
                                LICENSE AGREEMENT
                                      AMONG
                            NESTLE S.A., NESTEC LTD.,
                        SOCIETE DES PRODUITS NESTLE S.A.,
                                       AND
                          NESTLE ICE CREAM COMPANY, LLC

      THIS AGREEMENT is made and entered into as of September 1, 2002, by and among Nestle S.A., a corporation organized and existing under the laws of Switzerland and having its registered office in 1800 Vevey, Canton of Vaud, Switzerland ("Nestle S.A."), Nestec Ltd., a corporation organized and existing under the laws of Switzerland and having its registered office in 1800 Vevey, Canton of Vaud, Switzerland ("Nestec") and Societe des Produits Nestle S.A., a corporation organized and existing under the laws of Switzerland and having its registered office in 1800 Vevey, Canton of Vaud, Switzerland, ("SPN" and, together with Nestle S.A. and Nestec, hereinafter referred to as "Nestle Group"), and Nestle Ice Cream Company, LLC, a Delaware limited liability company, formerly known as Ice Cream Partners USA, LLC ("NICC").

      WHEREAS, the parties previously entered into the Trademark/Technology License Agreement dated October 8, 1999, as amended by the First Amendment to Trademark/Technology License Agreement dated as of December 26, 2001 (the "Previous Agreement") for the license to NICC of certain intellectual property in connection with the production, importation, purchase, marketing, distribution, promotion and sale of Frozen Dessert Products (defined below) in the Territory (defined below); and

      WHEREAS, the parties desire to amend and restate the Previous Agreement in its entirety as set forth herein.

      NOW THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto intending to be legally bound by the terms hereof applicable to each of them, hereby agree as follows:

I. CERTAIN DEFINITIONS

      1.1 "Affiliate" means, with reference to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, provided, however, that, for purposes of this Agreement, NICC, New December, Inc., and any direct or indirect subsidiary of New December, Inc. shall be deemed not to be an "Affiliate" of Nestle Group or any of its Affiliates.

      1.2 "Applicable Law" means, with respect to any Person, any domestic or foreign,
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federal, state or local statute, law (including principles of common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

      1.3 "Associated Materials" means all materials using or featuring the Nestle Licensed Trademarks, including without limitation advertisements, promotions, trade materials, point of sale materials, radio and television spots, and website contents.

      1.4 "Claim" shall have the meaning set forth in Section 13.12 of this Agreement.

      1.5 "Claimant" shall have the meaning set forth in Section 11.1(b) of this Agreement.

      1.6 "Confidential Information" of a Person (a "Covered Person") means all trade secrets and other confidential information of such Covered Person including, without limitation, (a) any and all trade secrets concerning the business and affairs of such Covered Person, records, files, letters, memoranda, reports, laboratory notebooks, program listings, product specifications, product formulas, ingredient listings, recipes, data, know-how, improvements, discoveries, concepts, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, past, current and planned manufacturing and distribution methods and processes, techniques, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures of which may be licensed to such Covered Person (and other items related thereto);
(b) any and all information concerning the business and affairs of such Covered Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, strategic and operating plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (c) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for such Covered Person containing or based, in whole or in part, on any information included in the foregoing; provided, however, that with respect to a Person (or any Affiliate thereof) using Confidential Information ("Using Persons") of a Covered Person, Confidential Information of such Covered Person shall not include any material of the Covered Person that the Using Person can establish through documentation (i) is or becomes generally known to and available for use by the public other than as a result of the fault of the Using Persons or their respective advisors or Representatives; or (ii) is or becomes available to the Using Persons or their respective advisors or Representatives on a non-confidential basis from a source other than the Covered Person or its Affiliates or their advisors or Representatives prior to, on or after the date of this Agreement, provided that the source of such information was not known by the Using Persons, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Covered Person or its Affiliates with respect to such material.

      1.7 "Contribution Agreement" means the Contribution Agreement entered into on


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August 18, 1999 among NICC, Pillsbury and Nestle USA, as amended by Amendment
No. 1 thereto entered into on October 8, 1999 among NICC, Pillsbury, HD JV Holding Co., and Nestle USA (as may be amended, supplemented or otherwise modified from time to time).

      1.8 "Dipped Form" means the retail sale of Frozen Dessert Products where:
(a) the Frozen Dessert Products are presented to the public in association with the Haagen-Dazs name; (b) the Frozen Dessert Products are scooped, dipped, or dispensed from a soft serve machine and sold in cones or dishes; (c) the Frozen Dessert Products are sold from a non-temporary food service establishment; and
(d) it would be reasonably expected by the retail seller that a significant portion of the Frozen Dessert Products would be consumed away from the food service establishment.

      1.9 "Fees" shall have the meaning set forth in Section 4.1(c) of this Agreement.

      1.10 "Frozen Dessert Products" means ice cream, sorbet, frozen yogurt, sherbet, frozen mousse, ice milk, frozen juice bars, ice pops, water ice, ice cream cakes, frozen fudge bars, soft serve (soft bodied, machine made) ice cream, frozen novelty dessert products (such as bars, cones, sandwiches, smoothies and cup products based on or primarily derived from any of the foregoing), frozen dessert products for pets and other products based on or primarily derived from any of the foregoing that are marketed and sold under Nestle Licensed Trademarks, the third party trademarks listed on Exhibit E or Pillsbury Licensed Trademarks, or that are unbranded.

      1.11 "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

      1.12 "Haagen-Dazs International Business" means substantially all of the assets comprising the business of the production, importation, purchase, marketing, distribution, promotion and sale (including export sale from a facility not owned by NICC) of Frozen Dessert Products outside of the Territory and Canada under the Haagen-Dazs brand name or under brand names licensed to Pillsbury by third parties outside the Territory and Canada, but excludes the ownership, management and operation of Haagen-Dazs Stores inside and outside the Territory and Canada which business is currently conducted by Pillsbury.

      1.13 "Haagen-Dazs International Co-Pack Agreement" means the Co-Pack Agreement relating to the Haagen-Dazs International Business dated as of October 8, 1999 between NICC and Pillsbury.

      1.14 "Haagen-Dazs Japan Co-Pack Agreement" means the Co-Pack Agreement relating to the Pillsbury Japan Joint Venture dated as of October 8, 1999 among NICC, Pillsbury and Nestle USA.

      1.15 "Haagen-Dazs Stores" means, collectively, (a) the Haagen-Dazs-branded retail outlets (whether stand-alone or in conjunction with another retailer) owned by The Haagen-Dazs Shoppe Company, Inc. ("Shoppes") that serve Frozen Dessert Products in Dipped Form and (b)


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the Haagen-Dazs-branded retail outlets (whether stand-alone or in conjunction with another retailer) not owned by Shoppes which are franchised by Shoppes to and operated by third parties and that serve Frozen Dessert Products in Dipped Form and Shoppes' franchise rights therein, in each case as of and after December 26, 2001.

      1.16 "Indemnifying Party" shall have the meaning set forth in Section 11.1(b) of this Agreement.

      1.17 "Liability" means, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

      1.18 "Losses" means any and all costs, losses, taxes, Liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

      1.19 "Nestle Brand Manual" means the Nestle Brand Manual attached hereto as Exhibit C and incorporated herein by reference, as the same may be amended from time to time by Nestle Group.

      1.20 "Nestle Group Confidential Information" means Confidential Information of Nestle Group and Affiliates thereof.

      1.21 "Nestle Group Quality Requirements" shall have the meaning set forth in Section 3.4 of this Agreement.

      1.22 "Nestle Improved Products" means the Pillsbury Covered Products to which improvements have been made using Nestle Licensed Technology.

      1.23 "Nestle International Business" means the Frozen Dessert Products business of Affiliates of Nestle USA conducted outside of the Territory.

      1.24 "Nestle International Co-Pack Agreement" means the Co-Pack Agreement relating to the Nestle International Business dated as of October 8, 1999, between NICC and Nestle USA, as may be amended, restated or substituted from time to time.

      1.25 "Nestle Licensed Property" means, collectively, the Nestle Licensed Technology, Other Nestle Group Proprietary Information and Nestle Licensed Trademarks.

      1.26 "Nestle Licensed Technology" means the inventions claimed in the Patents, all trade secrets, intellectual property and other information (including, without limitation, product specifications, product formulas, ingredient listings, recipes, data, techniques, know-how,


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formulae, compositions, processes and past, current and planned research and development relating to the production and content of Frozen Dessert Products), owned by Nestle Group and used by NICC as of the date of this Agreement in connection with the production or content of Frozen Dessert Products.

      1.27 "Nestle Licensed Trademarks" means the trademarks, service marks and trade names listed on Exhibit A.

      1.28 "Nestle USA" means Nestle USA - Prepared Foods Division, Inc., a Pennsylvania corporation and a wholly owned indirect subsidiary of Nestle S.A.

      1.29 "Net Sales" shall have the meaning ascribed to that phrase in accordance with the International Accounting Standards, as issued by the International Accounting Standards Committee in London.

      1.30 "NICC Improvements" shall have the meaning set forth in Section 2.5 of this Agreement.

      1.31 "NICC Personnel" shall have the meaning set forth in Section 8.2 of this Agreement.

      1.32 "NICC Personnel Confidentiality Agreement" shall have the meaning set forth in Section 8.2 of this Agreement.

      1.33 "Other Nestle Group Proprietary Information" means any and all trade secrets and other information (including, without limitation, drawings, samples, customer lists, current and anticipated customer requirements, market studies and notes relating to the sale of Frozen Dessert Products in the Territory) owned by Nestle Group and used by NICC as of the date of this Agreement for the sale of Frozen Dessert Products in the Territory.

      1.34 "Out-Of-Pocket Expenses" means out-of-pocket expenses such as travel, lodging, food and other third party expenses, but excludes salaries and other similar types of remuneration, consulting fees payable to Affiliates, benefits, facilities costs and other similar costs.

      1.35 "Patents" means the patents and patent applications listed on Exhibit B attached hereto, as well as any additional U.S. patents or U.S. patent applications owned by Nestle Group and used by NICC as of the date of this Agreement in connection with the manufacture or sale of Frozen Dessert Products, and any divisions, reissues, continuations, renewals and extensions of any of said U.S. patents or patent applications.

      1.36 "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

      1.37 "Pillsbury" means The Pillsbury Company, a Delaware corporation.

      1.38 "Pillsbury Covered Products" means the products to be provided by NICC


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pursuant to the terms of the Haagen-Dazs International Co-Pack Agreement and the
Haagen-Dazs Japan Co-Pack Agreement.

      1.39 "Pillsbury Licensed Trademarks" means the Pillsbury Licensed Trademarks (as defined in the Pillsbury Trademark/Technology License Agreement).

      1.40 "Pillsbury Trademark/Technology License Agreement" means the Trademark/Technology License Agreement among Pillsbury, HDIP, Inc., Nestec and SPN, dated as of December 26, 2001, as may be amended, restated or substituted from time to time.

      1.41 "Pillsbury Trademark/Technology Sublicense Agreement" means the Amended and Restated Sublicense Agreement for Pillsbury Trademarks and Technology among SPN, Nestec and NICC, dated as of the date hereof, as may be amended, restated or substituted from time to time.

      1.42 "Representative" means any officer, director, principal, attorney, agent, employee or other representative.

      1.43 "Royalties" shall have the meaning set forth in Section 4.1(a) of this Agreement.

      1.44 "Technology Net Sales" means the total Net Sales by NICC of Frozen Dessert Products not bearing the Nestle Licensed Trademarks but with respect to which Nestle Licensed Technology was used in connection with the production or sale of such Frozen Dessert Products.

      1.45 "Term" shall have the meaning set forth in Section 12.1 of this Agreement.

      1.46 "Territory" means the fifty (50) States and the District of Columbia currently forming the United States of America.

      1.47 "Trademarked Net Sales" means the total Net Sales by NICC of Frozen Dessert Products bearing the Nestle Licensed Trademarks.

      1.48 "Web Site" shall have the meaning set forth in Section 3.4(i) of this Agreement.

      1.49 "Work Product" shall have the meaning set forth in Section 2.8 of this Agreement.

      II. LICENSE AND OWNERSHIP OF TECHNOLOGY

      2.1 Grant of Nestle Licensed Technology.

      Subject to the qualifications and restrictions set forth herein, Nestle Group hereby grants to NICC for the Term of this Agreement the exclusive, non-transferable right to use the Nestle Licensed Technology to manufacture Frozen Dessert Products in the Territory for the marketing, distribution, promotion and sale in the Territory and (a) to the extent requested by Pillsbury
(i) to co-pack Frozen Dessert Products for sale to Pillsbury for delivery to Pillsbury's joint venture in Japan for resale in Japan pursuant to the terms of the Haagen-Dazs Japan Co-Pack Agreement if Nestle Group elects to have NICC manufacture such products and (ii) for


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delivery of Nestle Improved Products to the Haagen-Dazs International Business
pursuant to the terms of the Haagen-Dazs International Co-Pack Agreement (but only to the extent such Nestle Improved Products may be supplied by NICC to the Haagen-Dazs International Business pursuant to Section 2.9 hereof) and (b) to the extent requested by Nestle USA or an Affiliate thereof, to co-pack Frozen Dessert Products for sale to the Nestle International Business pursuant to the terms of the Nestle International Co-Pack Agreement; provided, however, that Nestle Group shall retain the exclusive right to use the Nestle Licensed Technology to manufacture Frozen Dessert Products inside or outside the Territory for the marketing, distribution, promotion and sale of Frozen Dessert Products outside the Territory and to manufacture products other than Frozen Dessert Products, whether or not for the marketing, distribution, promotion and sale within the Territory, and all other rights to the Nestle Licensed Technology not expressly granted to NICC hereunder.

      2.2 Grant of Other Nestle Group Proprietary Information.

            Subject to the qualifications and restrictions set forth herein, Nestle Group hereby grants to NICC for the Term of this Agreement the exclusive, non-transferable right to use the Other Nestle Group Proprietary Information in the sale of Frozen Dessert Products in the Territory and, to the extent requested by Pillsbury, to co-pack Frozen Dessert Products for sale to Pillsbury for delivery to Pillsbury's joint venture in Japan for resale in Japan pursuant to the terms of the Haagen-Dazs Japan Co-Pack Agreement, if Nestle Group elects to have NICC manufacture such products, and for delivery of Nestle Improved Products to the Haagen-Dazs International Business pursuant to the terms of the Haagen-Dazs International Co-Pack Agreement (but only to the extent such Nestle Improved Products may be supplied by NICC to the Haagen-Dazs International Business pursuant to Section 2.9 hereof) and, to the extent requested by Nestle USA or an Affiliate thereof, to co-pack Frozen Dessert Products for sale to the Nestle International Business pursuant to the terms of the Nestle International Co-Pack Agreement; provided, however, that Nestle Group shall retain the exclusive right to use the Other Nestle Group Proprietary Information for the sale of Frozen Dessert Products outside the Territory and for the sale of products other than Frozen Dessert Products, whether or not for the sale within the Territory, and all other rights to the Other Nestle Group Proprietary Information not expressly granted to NICC hereunder.

      2.3 Co-Packing.

            Except as specifically set forth in Section 2.1 and Section 2.2, NICC shall not co-pack, nor engage a third party to co-pack on NICC's behalf, Frozen Dessert Products using the Nestle Licensed Technology or Other Nestle Group Proprietary Information without Nestle Group's prior written consent. In the event NICC engages a third party to co-pack on NICC's behalf, Nestle Group may require NICC to seek customary protections for the Nestle Licensed Technology and the Other Nestle Group Proprietary Information from such co-packer as a condition to providing such consent. If NICC, after receiving Nestle Group's prior written consent, engages a third party to co-pack Frozen Dessert Products on NICC's behalf that will be labeled using any of the Nestle Licensed Trademarks, NICC agrees to take all necessary action to ensure that such third party complies with the Nestle Group Quality Requirements set forth in Section 3.4 of this Agreement with respect to such Frozen Dessert Products.


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      2.4 Ownership of Nestle Licensed Technology and Other Nestle Group
Proprietary Information.

            NICC acknowledges that NICC's use of the Nestle Licensed Technology and Other Nestle Group Proprietary Information shall not create in NICC any right, title or interest in or to the Nestle Licensed Technology or Other Nestle Group Proprietary Information, except for the rights granted to NICC by the express terms of this Agreement, and covenants not to in any manner represent that NICC has ownership of the Nestle Licensed Technology or the Other Nestle Group Proprietary Information. NICC also agrees that it will not use or permit the use of any element of the Nestle Licensed Technology or Other Nestle Group Proprietary Information in a manner which infringes upon the rights of third parties.

      2.5 NICC Improvements.

            Improvements to the Nestle Licensed Technology invented, developed, acquired or discovered by NICC or its Representatives (the "NICC Improvements") during the Term of this Agreement, whether or not patentable, shall be the exclusive property of Nestle Group. NICC shall assign, and hereby does assign, to Nestle Group any and all such NICC Improvements, the ownership of which may arise in NICC by operation of law.

      2.6 Patent Prosecution.

            Nestle Group shall have the exclusive right, at its sole expense, to make all decisions and take all actions relating to the filing and prosecution of patent applications (including all continuations, continuations-in-part and divisions of patents), and all renewals and extensions thereof, relating to the Nestle Licensed Technology and NICC Improvements. NICC shall cooperate with and provide assistance to Nestle Group in connection therewith.

      2.7 [Intentionally left blank]

      2.8 Ownership and License of Work Product.

            (a) All works using or referencing Nestle Licensed Trademarks (collectively, "Work Product") shall be considered works made for hire and shall belong to Nestle Group immediately upon creation. In the event that any Work Product does not qualify as a work made for hire, NICC shall and hereby does irrevocably assign and transfer to Nestle Group its entire, right, title and interest in and to such Work Product, including but not limited to the copyrights therein, and copyright registrations and renewals of any registrations thereof.

            (b) If third parties in the Territory or elsewhere who are not employees of NICC, including but not limited to consultants or agents, make any contribution to the creation of Work Product so that they might be deemed to be "authors" of the same as that term is used in present or future United States or other copyright statutes or at common law, NICC agrees to obtain from such parties a comparable full written assignment of rights so that the foregoing assignment by NICC shall vest in the Nestle Group full rights in such Work Product, free of any claims, interest or rights of third parties.

            (c) NICC agrees not to permit any of its Representatives to obtain or reserve


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by oral or written employment or other agreements any rights as "authors" of
Work Product.

            (d) At the request of Nestle Group, NICC agrees to furnish the Nestle Group with full information concerning the creation of Work Product and with copies of assignments of rights obtained from employees and third parties.

            (e) Nestle Group shall have the exclusive right, at its sole expense, to apply for copyright and/or trademark registration, and to extend and renew existing registrations, of the Work Product. NICC shall cooperate with and provide assistance to Nestle Group in connection therewith. NICC shall not in any manner represent that NICC has ownership of the Work Product.

      2.9 Nestle Improved Products.

            With respect to Nestle Improved Products, Nestle Group shall have the right to prevent Nestle Improved Products from being supplied to Pillsbury pursuant to the terms of the Haagen-Dazs International Co-Pack Agreement and/or the Haagen-Dazs Japan Co-Pack Agreement if Nestle Group notifies NICC and Pillsbury in writing of the fact that the Nestle Improved Product uses Nestle Licensed Technology. Until NICC and Pillsbury are notified of such fact, NICC shall continue to provide Nestle Improved Products to Pillsbury at no additional cost to Pillsbury pursuant to the terms of the Haagen-Dazs International Co-Pack Agreement and/or the Haagen-Dazs Japan Co-Pack Agreement. Upon receiving such notice, NICC shall cease supplying the Nestle Improved Products specified in such notice; provided that NICC may be obligated to supply such Nestle Improved Product under the terms of the Haagen-Dazs Japan Co-Pack Agreement (if Nestle Group elects to cause NICC to supply the Nestle Improved Product) so long as the applicable royalty is paid pursuant to the terms thereof.

III. LICENSE, USE AND OWNERSHIP OF TRADEMARKS AND OTHER MATTERS

      3.1 Trademark License.

            Subject to the qualifications and restrictions set forth herein, Nestle Group hereby grants to NICC for the Term of this Agreement the exclusive, non-transferable right to use the Nestle Licensed Trademarks, solely in connection with the production, marketing, distribution, promotion and sale of Frozen Dessert Products in the Territory (or importation or exportation of Frozen Dessert Products from or to Affiliates of Nestle Group outside the Territory); provided, however, that FROSTY PAWS shall be the only Nestle Licensed Trademark which may be used on Frozen Dessert Products for pets.

      3.2 Ownership of Nestle Licensed Trademarks.

            (a) Nestle Group shall have the exclusive right, at its sole expense, to apply for registration, and to extend and renew existing registrations, of the Nestle Licensed Trademarks for use in connection with Frozen Dessert Products in the Territory or otherwise. NICC shall cooperate with and provide assistance to Nestle Group in connection therewith. NICC shall not in any manner represent that NICC has ownership in or to the Nestle Licensed Trademarks and NICC will not register, or cause or permit to be registered in the name of any


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entity other than Nestle Group, the Nestle Licensed Trademarks or any trademark, trade name or service mark similar thereto, with any Governmental Authority or any jurisdiction, whether within or outside the Territory. NICC agrees that every use of the Nestle Licensed Trademarks shall inure to the ultimate benefit of Nestle Group. Nestle Group shall have the exclusive right, but not the obligation, to take all necessary or desirable actions to maintain and preserve all of its rights to the Nestle Licensed Trademarks.

            (b) NICC will not use or associate the Nestle Licensed Trademarks with any other trademark, trade name or service mark in any advertising or publicity utilized by NICC in connection with Frozen Dessert Products or otherwise, without the prior written consent of Nestle Group. NICC further agrees not to create a composite trademark, trade name, service mark, tagline, slogan or name of a new ice cream flavor, in each case, which incorporates the Nestle Licensed Trademarks without, in each instance, the prior written approval of Nestle Group.

            (c) NICC agrees that it will use and permit the use of the Nestle Licensed Trademarks only on Frozen Dessert Products and will not use any element of the Nestle Licensed Trademarks in a manner which infringes upon the rights of third parties. Without the prior written consent of Nestle Group, NICC shall not remove or obscure or alter in any manner the Nestle Licensed Trademarks or any notice or legend thereof which may be displayed on Frozen Dessert Products manufactured by or on behalf of the Nestle Group. NICC agrees to label all Frozen Dessert Products which are labeled using the Nestle Licensed Trademarks with the statement "Trademarks Reproduced Under License," or such other statement as may be specified by Nestle Group from time to time.

      3.3 [Intentionally left blank]

      3.4 Quality Controls and Assurance.

            (a) NICC agrees that the Frozen Dessert Products and Associated Materials on which any element of the Nestle Licensed Trademarks is used shall be of high standard and of such style, appearance and quality (including without limitation the taste) as to be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the Nestle Licensed Trademarks and the goodwill pertaining thereto, that such Frozen Dessert Products will be produced, marketed, distributed, promoted and sold in accordance with all Applicable Laws and that the policy of NICC shall be of high standard and to the best advantage and that the same shall in no manner reflect adversely upon the good name of the Nestle Licensed Trademarks or Nestle Group or any of its activities. NICC shall maintain a quality assurance program and shall undertake to ensure that all Frozen Dessert Products produced, marketed, distributed, promoted and sold by it hereunder shall at all times be of good marketable quality and in strict accordance with the standards of quality prescribed or approved by Nestle Group, which standards shall be comparable to (and in any event no less stringent than) those standards of quality applied by Nestle Group and its Affiliates to their own products and business ("Nestle Group Quality Requirements").

            (b) The management of NICC shall exercise daily oversight over the marketing and advertising of Frozen Dessert Products of NICC that use the Nestle Licensed


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Property or the Work Product. All use of the Nestle Licensed Trademarks and
Associated Materials shall be subject to the Nestle Brand Manual. Actions by NICC that are not in conformity with Nestle Brand Manual shall require the approval of Nestle Group.

            (c) In the event that Nestle Group notifies NICC in writing that the use of the Nestle Licensed Trademarks on any of the Frozen Dessert Products or Associated Materials on which any of the Nestle Licensed Trademarks appear are not in conformity with the Nestle Brand Manual, or that such Frozen Dessert Products fail to comply with the Nestle Group Quality Requirements, NICC shall proceed as promptly as commercially practicable (which in no case shall be later than five (5) days) to correct such defects.

            (d) NICC shall not change the product formulation, ingredients, recipes or product specifications, as specified in the product, quality and production manuals and any other documents related thereto (copies of which have been delivered or made available to NICC), of Frozen Dessert Products marketed and sold under the Nestle Licensed Trademarks, currently applicable to each of NICC's products which were manufactured by NICC for sale in the Territory prior to the date hereof without the prior written consent of Nestle Group. Changes in manufacturing processes or transferring the manufacture of a product from one plant to another that meet the Nestle Group Quality Requirements and are in conformity with the Nestle Brand Manual will not require the prior written consent of Nestle Group.

            (e) In addition, in order to comply with the Nestle Group Quality Requirements, NICC shall accord Nestle Group the right to inspect as often as it desires during normal business hours (to the extent such inspectors do not interfere with the day-to-day operation of NICC), without prior advance notice, its facilities where Frozen Dessert Products are produced, packaged or stored in order to confirm that NICC's use of the Nestle Licensed Trademarks is in compliance with the Nestle Brand Manual and such production, packaging and storage are in compliance with the Nestle Group Quality Requirements.

            (f) NICC shall provide to Nestle Group, upon Nestle Group's request, samples of the Frozen Dessert Products sold or to be sold under or by reference to the Nestle Licensed Trademarks in order that Nestle Group may confirm that the Frozen Dessert Products which use or refer to the Nestle Licensed Trademarks fulfill the requirements of this Section 3.4. Prior to the sale of Frozen Dessert Products not existing as of the date hereof to be sold under or by reference to the Nestle Licensed Trademarks, NICC shall notify Nestle Group a reasonable time in advance of the commencement of the sale of such product to enable Nestle Group to sample such products, to confirm it fulfills the requirements of this Section 3.4. NICC shall also provide to Nestle Group copies of all labels used on products by NICC incorporating the Nestle Licensed Trademarks.

            (g) The use of the Nestle Licensed Trademarks on labels and packaging materials shall be in a manner which ensures their protection as trademarks under the U.S. Lanham Act, 15 U.S.C. 1051 et seq.

            (h) NICC shall faithfully reproduce the Nestle Licensed Trademarks as the same may be modified from time to time by Nestle Group. Nestle Group agrees to give NICC not less than thirty (30) days' written notice of any such modification to a Nestle Licensed

Trademark. Within ninety (90) days of the date of such notice, NICC agrees to stop manufacturing Frozen Dessert Products and producing Associated Materials using labels which incorporate such Nestle Licensed Trademark but do not contain the modification specified by Nestle Group, unless Nestle Group consents to a longer transition period. In addition, NICC agrees that it will discontinue the sale of any Frozen Dessert Products and use of any Associated Materials which incorporate such Nestle Licensed Trademark but do not contain the modification specified by Nestle Group within one hundred eighty (180) days of the date of such notice and that all Frozen Dessert Products and Associated Materials incorporating such Nestle Licensed Trademark sold by NICC after such discontinuance shall contain the modification specified by Nestle Group.

            (i) Nestle Group and NICC agree to cooperate in good faith with regard to the development of any online service or website ("Web Site") assembled, developed or marketed by NICC, or on NICC's behalf. NICC further agrees to obtain the written consent of Nestle Group prior to NICC's use of the Nestle Licensed Trademarks or Work Product on any Web Site assembled, developed or marketed by NICC, or on NICC's behalf.

IV. PAYMENT OF FEES AND ROYALTIES

      4.1 Fees and Royalties.

            (a) In consideration of the rights and licenses granted to NICC pursuant to this Agreement, NICC shall pay to Nestle Group royalties as provided in paragraph (b) below (the "Royalties").

            (b) Royalties shall be payable monthly, within thirty (30) days following the end of each month, in the amount of (i) 4.0% of the total Trademarked Net Sales plus (ii) 1.0% of the total Technology Net Sales; provided that no Royalties shall be payable under clause (ii) of this sentence with respect to sales of Frozen Dessert Products for which Royalties are payable pursuant to clause (i) of this sentence or clause (i) of Section 9.1 of the Pillsbury Trademark/Technology Sublicense Agreement (so long as such agreement remains in effect); and provided further that no Royalties shall be due on: (1) any of the Frozen Dessert Products imported by NICC in retail or other packs from any Affiliate of NICC, in relation to which a Royalty has already been paid to Nestle Group by such Affiliate of NICC, (2) any of the Frozen Dessert Products sold within the Territory or outside of the Territory to Affiliates of NICC in relation to which a Royalty will become payable to Nestle Group on the sales thereof by such Affiliates of NICC or (3) any semi-manufactured or semi-processed goods sold within the Territory in relation to which upon further manufacture, processing, packaging or other transformation into finished products a Royalty will become payable to Nestle Group on the sales of such finished products.

            (c) The Royalties, fees and all other amounts payable pursuant to this Agreement, including without limitation the Out-Of-Pocket Expenses and fees described in Article 5 below (collectively, "Fees") are exclusive of any and all present and future federal, national, state, local, municipal and other excise, sales, use, property, value-added or similar taxes and fees, all of which shall be paid by NICC. Nestle Group shall obtain and provide to NICC any certificate of exemption or similar document required to exempt any transaction under this Agreement from any such tax or fee. The Fees shall be payable in United States Dollars.

            (d) Each payment of Royalties shall be accompanied by a written report certified by the Chief Financial Officer of NICC, in detail reasonably satisfactory to Nestle Group, specifying the method of calculation of the Royalties for the applicable month. Any Fees or Royalties that are not paid when due shall bear interest from the due date until paid at the lesser of (i) the rate of 10.75% per year or (ii) the maximum rate allowed by Applicable Law.

            (e) NICC agrees to keep, and to cause any sales organization controlled by it to keep, complete and accurate records of production and sales of all Frozen Dessert Products necessary to determine the amount of the Royalties and to retain such records for at least ten (10) years following the date of their preparation. NICC agrees to permit Nestle Group or its authorized Representatives to have access to such books or records as may be necessary to determine the Royalties with respect to any accounting period covered by this Agreement and obtain any information as to the amount payable in case of failure to report.

V. ACCESS; ASSISTANCE; TRAINING

      5.1 Access, Assistance and Training.

            Nestle Group agrees to make the Nestle Licensed Technology available to NICC for use by NICC, to provide employees of NICC, on a need to know basis, with access to the Nestle Licensed Technology which is available from personnel based at Nestle Group's research and development facilities and to provide reasonable technical and non-technical assistance of an advisory nature, in each case in a manner consistent with the levels of access and advisory services that Nestle Group provides to its Affiliates (in each case subject to the rules and procedures established by Nestle Group, as such rules and procedures may be modified from time to time by Nestle Group in its sole discretion). Nestle Group may elect, in its sole discretion, to provide training services to certain personnel of NICC selected by Nestle Group.

      5.2 Expenses.

            All Out-Of-Pocket Expenses for technical and non-technical assistance, advisory services and training services provided by Nestle Group to NICC under this Agreement (including without limitation under Section 5.1 above) shall be borne by NICC. Without limiting the foregoing, NICC shall be responsible for all reasonable Out-Of-Pocket Expenses and materials used by any Representative of Nestle Group or any other person who may be delegated by Nestle Group to provide technical and non-technical assistance, advisory services or training services.

VI. LIMITATION OF NESTLE LICENSED PROPERTY

      6.1 Reservation of Rights.

            Nestle Group reserves all rights in the Nestle Licensed Property and the Work Product not specifically granted to NICC pursuant to this Agreement.

      6.2 Limited Distribution.

            Except as expressly provided for in Section 2.1 and Section 3.1, NICC agrees not to sell or distribute Frozen Dessert Products that incorporate the Nestle Licensed Technology and/or the Nestle Licensed Trademarks outside the Territory and agrees to use its commercially reasonable best efforts to prevent such sale or distribution.

VII. [Intentionally left blank].

VIII. CONFIDENTIALITY

      8.1 NICC acknowledges and agrees that all Nestle Group Confidential Information known or obtained by NICC, whether before or after the date hereof, is the exclusive property of Nestle Group and that NICC shall have no interest or rights with respect thereto except to the extent expressly provided in this Agreement. Therefore, NICC agrees that the Nestle Group Confidential Information shall not at any time be disclosed by NICC to any Persons other than NICC Personnel (as defined below), in accordance with Section 8.2, whether NICC has such information in memory, embodied in writing or other physical form, or embodied in electronic form, without the prior written consent of Nestle Group which may be withheld in Nestle Group's sole discretion.

      8.2 NICC agrees not to use, except in connection with the utilization of the rights granted under this Agreement, or disclose Nestle Licensed Technology, Other Nestle Group Proprietary Information or Nestle Group Confidential Information to any Person other than those Representatives of NICC specifically requiring the relevant knowledge in connection with their duties to NICC as they relate to the utilization of the rights granted in this Agreement (the "NICC Personnel"). As a condition to obtaining access to any such Nestle Licensed Technology, Other Nestle Group Proprietary Information or Nestle Group Confidential Information, NICC shall require all NICC Personnel to execute a confidentiality agreement in the form attached hereto as Exhibit D (naming Nestle Group as third party beneficiaries thereto) (the "NICC Personnel Confidentiality Agreement"). If NICC becomes aware of any violation by any NICC Personnel of any of the terms of any NICC Personnel Confidentiality Agreement relating to the Nestle Licensed Technology, Other Nestle Group Proprietary Information or Nestle Group Confidential Information, it shall immediately notify Nestle Group in writing and take all reasonable steps required to prevent further disclosure. At Nestle Group's request, NICC shall take such actions as Nestle Group may consider necessary to protect the confidentiality of and to prevent any unauthorized use or disclosure of the Nestle Group Confidential Information, the Nestle Licensed Technology and Other Nestle Group Proprietary Information. NICC shall be jointly and severally liable with any breaching NICC Personnel or other individual for any breach by such NICC Personnel or other individual of, or failure by such NICC Personnel or other individual to comply with, any covenant, agreement or obligation contained in, any NICC Personnel Confidentiality Agreement, and any such a breach or failure to comply by any such NICC Personnel or other individual shall be deemed a breach of this Agreement by NICC.

      8.3 If NICC or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose Nestle Group Confidential Information, Nestle Licensed Technology or Other Nestle Group Proprietary Information, NICC shall, to the extent legally permitted, provide Nestle Group with prompt written notice of such request or requirement, which notice shall, if practicable, be at least seventy-two (72) hours prior to making such disclosure, so that Nestle Group may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, NICC or any of its Representatives is nonetheless, in the opinion of legal counsel, legally compelled to disclose any of the Nestle Group Confidential Information, Nestle Licensed Technology or Other Nestle Group Proprietary Information, then NICC may disclose solely that portion of the Nestle Group Confidential Information, Nestle Licensed Technology or Other Nestle Group Proprietary Information which such counsel advises is legally required to be disclosed (in which case, prior to such disclosure, NICC will, if legally permitted, advise and, if requested by Nestle Group, consult with Nestle Group and its counsel as to such disclosure and the nature of such disclosure), provided that NICC shall use its reasonable efforts to preserve the confidentiality of the Nestle Group Confidential Information, Nestle Licensed Technology or Other Nestle Group Proprietary Information, whereupon such disclosure shall not constitute a breach of this Agreement.

IX. GOODWILL; ENFORCEMENT AND MAINTENANCE OF RIGHTS

      9.1 Goodwill Ownership.

            NICC agrees that all right, title and interest in and to the Nestle Licensed Property and the Work Product, together with the goodwill associated therewith, is and will remain Nestle Group's exclusive property. NICC agrees that nothing herein, nor use hereunder, shall give to NICC, or any employee of or other Person associated with NICC, any right, title or interest in the Nestle Licensed Property or the Work Product, except for the right to use the Nestle Licensed Property and the Work Product in accordance with the terms of this Agreement. NICC shall not, and shall not permit any employee of or other Person associated with NICC to, at any time do or suffer to be done any act which would impair Nestle Group's rights in or to the Nestle Licensed Property or the Work Product. NICC shall not, and shall not permit any employee or Person associated with NICC, at any time dispute, challenge or contest, directly or indirectly, Nestle Group's exclusive right, title and interest in and to the Nestle Licensed Property or the Work Product, or the validity thereof. NICC agrees that it shall not, and shall not permit any employee of or other Person associated with NICC to, without the express prior written consent of Nestle Group, apply for registration or seek to obtain ownership of any of the Nestle Licensed Property or the Work Product in any state or nation. NICC agrees to cooperate fully and in good faith with Nestle Group for the purpose of securing, preserving and protecting Nestle Group's rights in and to the Nestle Licensed Property and the Work Product. All use of the Nestle Licensed Property and the Work Product, and the goodwill associated therewith, by NICC or any employee of or other Person associated with NICC shall at all times inure to the benefit of Nestle Group.

      9.2 Maintenance of Rights.

            NICC agrees to cooperate fully and in good faith with Nestle Group for the purpose of securing, preserving and protecting Nestle Group's rights in and to the Nestle

Licensed Property and the Work Product. If any license agreement needs to be recorded to protect the Nestle Licensed Property or the Work Product in the Territory, the parties agree, if it is appropriate, to enter into a short form license consistent with the terms of this Agreement for that purpose. NICC agrees to use any and all notices, legends and/or symbols designated by Nestle Group for the protection of the Nestle Licensed Property and the Work Product.

      9.3   Infringement of Rights.

            NICC shall promptly advise Nestle Group, in writing, upon becoming aware of any infringement, potential infringement or threatened infringement of any of the Nestle Licensed Property or the Work Product in the Territory or any claim that the Nestle Licensed Property or the Work Product infringes the intellectual property rights of another Person in the Territory. Nestle Group shall have the initial right to determine the appropriate action, if any, to be taken with respect to any such infringement. If Nestle Group or an Affiliate initiates an enforcement suit or proceeding or intervenes to defend any claim of infringement of the rights of another, it shall have the right to exclusive control of any such suit or proceeding (provided, however, that NICC shall remain a party to such suit to the extent so required). NICC shall cooperate with Nestle Group with respect to any such proceedings, including, without limitation, joining as a party to any litigation, if required. If, on request by NICC, Nestle Group refuses to pursue infringers within a reasonable time, NICC shall be entitled to take reasonable appropriate actions to challenge such infringement at its own expense. If NICC or an Affiliate institutes suit pursuant to this Section 9.3, Nestle Group shall (a) provide reasonable assistance to NICC and (b) have the right to participate and represent its interests through other counsel of its own choosing and at its own cost. In addition, in no event shall NICC have the right, without the prior written consent of Nestle Group, to acknowledge the validity of a claim that the Nestle Licensed Property or the Work Product infringes the intellectual property rights of another Person, to obtain or seek a license from such Person or to take any other action which might impair the ability of Nestle Group to contest the claim of such Person if Nestle Group so elects. NICC agrees at the request of Nestle Group to make and have made reasonable modifications requested by Nestle Group in NICC's use of the elements of the Nestle Licensed Property or the Work Product in question or so long as such modifications would not have a material adverse effect on NICC if Nestle Group, in its sole discretion, reasonably exercised, determines that such action is necessary to resolve or settle the claim or suit or eliminate or reduce the threat of a claim or suit by such Person.

      9.4   Certain Trademarks.

            (a)   WONKA Trademark.

            NICC acknowledges that it has been advised that the WONKA trademark is not registered, that Nestle Group is involved in certain threatened litigation relating thereto, that Nestle Group makes no representation or warranty of any kind to NICC with respect to the WONKA trademark or NICC's use thereof pursuant to this Agreement and that NICC's use of the WONKA trademark shall be at NICC's own risk. NICC agrees that, at the request of Nestle Group, NICC shall discontinue or modify the use of the WONKA trademark if Nestle Group, in its sole discretion, determines that such discontinuance or modification is necessary to resolve or settle any claim or suit (or threat thereof) relating to the WONKA trademark.

            (b)   ICESCREAMERS Trademark.

            NICC acknowledges that it has been advised that Nestle Group has received a claim that the ICESCREAMERS trademark has infringed on another party's rights to use a mark based on the claim that the ICESCREAMERS mark is confusingly similar to such third party's mark. This dispute is now the subject of litigation. As such, Nestle Group makes no representation or warranty of any kind to NICC with respect to the ICESCREAMERS trademark or NICC's use thereof pursuant to this Agreement, and NICC's use of the ICESCREAMERS trademark shall be at NICC's own risk. NICC agrees that, at the request of Nestle Group, NICC shall discontinue or modify the use of the ICESCREAMERS trademark if Nestle Group, in its sole discretion, determines that such discontinuance or modification is necessary to resolve or settle any claim or suit (or threat thereof) relating to the ICESCREAMERS trademark.

X.    INSURANCE

            NICC shall, at its cost, procure and maintain throughout the term hereof: (a) Worker's Compensation Insurance, including occupational disease coverage, all as required by state statutes, and Employer's Liability Insurance with limits of not less than Two Million Dollars ($2,000,000), (b) Commercial General Liability Insurance including Contractual Liability, Fire, Legal and Products Liability Coverages, including bodily injury and property damage, personal and advertising injury (with a Broad Form Vendor's Endorsement naming Nestle Group as additional insureds), with limits of not less than Five Million Dollars ($5,000,000) per occurrence, (c) Excess Liability Insurance on the occurrence form with limits of not less than Five Million Dollars ($5,000,000) per occurrence (with a Broad Form Vendor's Endorsement to such insurance naming Nestle Group as additional insureds), and (d) Motor Vehicle Liability Insurance for Owned, Non-Owned and Leased Vehicles, with limits of not less than Five Million Dollars ($5,000,000) per accident for Bodily Injury and Property Damage. All coverages required hereunder shall be carried with insurer(s) reasonably acceptable to Nestle Group. NICC shall submit policies and/or certificates of insurance evidencing the above coverages (which shall include an agreement by the insurer not to cancel or materially alter its coverage except upon thirty
(30) days' prior written notice to Nestle Group) to Nestle Group for its approval before entering into performance of this Agreement. The coverages provided by NICC hereunder shall be primary and non-contributing with any similar insurance which may be maintained or provided by Nestle Group, and any certificate furnished by NICC shall be endorsed to so state. All insurance (other than Worker's Compensation insurance) required to be carried under this Article shall show Nestle Group as an additional insured. Nestle Group does not in any way represent that the coverage of insurance specified in this Article is sufficient or adequate to protect NICC's interest.

XI.   INDEMNIFICATION

      11.1  Indemnification.

            (a) NICC shall indemnify Nestle Group and each of its Representatives and Affiliates and hold each of them harmless from and against any and all Losses incurred by any of them in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by NICC in this Agreement; (ii) any failure by NICC to perform in a timely manner any agreement, covenant or obligation of NICC pursuant to this Agreement;
(iii) the production, distribution, marketing, advertisement, packaging, distribution and/or sale of Frozen Dessert Products bearing the Nestle Licensed Trademarks or manufactured utilizing the Nestle Licensed Technology; (iv) the use or operation of, or any content contained in, any Web Site; or (v) NICC's failure to comply with any Applicable Law.

            (b)   The procedure for indemnification shall be as follows:

                  (i) The party claiming indemnification (the "Claimant") shall promptly give written notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (a) in reasonable detail, the factual basis for such claim and (b) in good faith, the estimated amount of such claim. If the claim relates to an action, suit or proceeding filed by a third party against the Claimant, such notice shall be given by Claimant within fifteen (15) business days after written notice of such action, suit or proceeding was received by Claimant. The failure of the Claimant to provide such written notice within the time period specified shall not relieve the Indemnifying Party of its indemnification liability under Section 11.1(a), unless and except to the extent that such failure materially prejudices the rights of the Indemnifying Party in defending against the claim or action.

                  (ii) Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized Representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), subject to clause (b)(iii) below with respect to third party claims, the Claimant may seek appropriate legal remedy.

                  (iii) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate reasonably with the Indemnifying Party, subject to reimbursement for actual Out-Of-Pocket Expenses incurred by the Claimant as the result of a request by the Indemnifying Party. Claimant shall have the right to approve legal counsel selected by Indemnifying Party, which approval shall not be unreasonably withheld. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim with legal counsel of its own selection; provided, however, that the Claimant shall pay the fees and expenses of such counsel unless the named parties to any such claim include both the Claimant and the Indemnifying Party and the Claimant has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Claimant informs the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the

Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of the Claimant), it being understood that the Indemnifying Party shall not, in connection with any one claim, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Claimant. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim; provided, however, that no settlement or compromise of any claim which may result in any indemnification liability may be made by the Claimant without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld. No settlement or compromise of any claim may be made by the Indemnifying Party without the prior written consent of the Claimant which consent shall not be unreasonably withheld. In the event of any conflict between the provisions of this Section 11.1(b) and Section 9.3, the provisions of
Section 9.3 shall prevail.

                  (iv) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                  (v) Upon satisfaction of any third party claim pursuant to this Article XI, the Indemnifying Party shall be subrogated to all rights and remedies of the Claimant against any third party with respect to such claim; provided that such right of subrogation shall be limited in amount to the amount actually received by the Claimant from the Indemnifying Party with respect to such claim; and provided, further, that any claim by an Indemnifying Party against any such third party resulting from such right of subrogation shall be subordinated to any claim of the Claimant against such third party for amounts in excess of the amount actually received by the Claimant from the Indemnifying Party pursuant to this Article XI.

                  (vi) The indemnification rights provided in Sections 11.1(a) shall extend to the shareholders, equityholders, Affiliates, members and Representatives of the Claimant, although for the purpose of the procedures set forth in this Section 11.1(b), any indemnification claims by such parties shall be made by and through the Claimant.

      11.2  Equitable Relief.

            Notwithstanding any other provision of this Agreement to the contrary, due to the fact that the unauthorized use, transfer or dissemination of the Nestle Group Confidential Information, the Nestle Licensed Property or the Work Product, or the improper use thereof in violation of Nestle Group's instructions and/or Applicable Law, would diminish substantially the value thereof and cause irreparable harm to Nestle Group which could not be adequately addressed by monetary damages, if NICC breaches any of the provisions of Articles II, III, VIII or IV or of Sections 12.3 or 13.3 of this Agreement, Nestle Group shall be entitled, without limiting its other rights or remedies, to obtain equitable relief to prevent or restrain such breach (including without limitation injunctive relief), without the need for posting a bond or for any other undertaking, including without limitation proving the inadequacy of monetary damages.

XII.  TERM AND TERMINATION

      12.1  Term.

            The term of this Agreement ("Term") shall commence as of the date of this Agreement and shall continue until December 31, 2009, unless sooner terminated as set forth herein.

      12.2  Termination.

            Notwithstanding anything contained herein, either party shall be entitled, at any time by notice given in writing to the other, to terminate this Agreement forthwith in any of the following events:

            (a) if the other party shall go into liquidation other than a voluntary liquidation for the purpose of reorganisation, reconstruction or amalgamation;

            (b) if the other party shall cease to carry on business otherwise than due to circumstances as foreseen in clause (a) above;

            (c) if the other party shall commit any material breach of any of the provisions of this Agreement and shall fail within thirty (30) days of being notified thereof to remedy such breach, and, for the purpose of this subsection, the failure by NICC to pay when due any amounts payable to Nestle Group pursuant to this Agreement shall be deemed to be a material breach of this Agreement; or

            (d) if the other party or a significant part or all of its/their business and/or assets or the control, management, ownership, benefit or utilisation thereof, or if the control, ownership or right of disposition of its/their shareholders or equityholders in respect of their shares or equity interests in that other party are confiscated, requisitioned, nationalised and/or adjudicated or lost or in any other manner acquired without the consent or against the will of that other party or its shareholders or equityholders, as the case may be, by or on behalf of or under any law or at the instance of any Governmental Authority de jure or de facto.

In addition, Nestle Group shall have the right to terminate this Agreement immediately upon notice to NICC if (i) Nestle S.A. ceases to own, directly or indirectly, a sixty-six percent (66%) equity interest in NICC, or (ii) NICC commits any breach of any provisions of Articles II, III, VI, VIII, IX, X or XI or of Section 13.3, unless said breach is cured to the reasonable satisfaction of Nestle Group within five (5) days after receipt by NICC of notice and a description of the breach; provided, however, that if such cure is immediately undertaken but cannot be effected within five (5) days, NICC shall have such additional period (not exceed an additional ten (10) days) as may be reasonably necessary to complete such cure, subject to the requirement that NICC shall diligently complete the cure process.

      12.3  Effects of Termination.

            Upon expiration or earlier termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease, except that NICC shall be obligated to pay to Nestle Group all outstanding Fees that are payable with respect to the period prior to the effective date of such expiration or earlier termination. Except as otherwise agreed by the parties in writing, upon such expiration or earlier termination:

            (a) NICC shall immediately and forever cease all use of the Nestle Licensed Property and the Work Product, and NICC shall deliver without delay to Nestle Group all drawings, models, plans, manufacturing instructions, laboratory instructions and any other documentation or materials in NICC's possession or under its control (without making or retaining copies thereof) including without limitation any and all documentation or materials concerning or relating to Nestle Group Confidential Information; and

            (b) Unless Nestle Group shall agree in writing to a limited transition period, NICC shall immediately remove all signs and other markings from each of its facilities and articles which indicate any connection to Nestle Group, or its Affiliates or the Nestle Licensed Trademarks.

      12.4  No Rights to Compensation Upon Expiration or Termination.

            In the event of a termination pursuant to any of the provisions of this Agreement or upon expiration of this Agreement, Nestle Group shall not have any obligation to NICC, or to any equityholder or Representative of NICC, for compensation or for damages on account of the loss by NICC or such equityholder or Representative of present or prospective sales, investments, compensation or goodwill. NICC, for itself and on behalf of each of its equityholders and Representatives, hereby waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not expressly granted to it or them by this Agreement.

      12.5  Survival.

            Notwithstanding anything to the contrary contained herein, the provisions of Sections 2.4, 2.5, 2.6, 2.8, 3.2, 4.1, 12.2, 12.3, 12.4, 13.4,
13.5, 13.6, 13.8, 13.10 and 13.12 and Articles VIII, IX, X, and XI of this Agreement shall survive any expiration or earlier termination of this Agreement according to their respective terms.

XIII. MISCELLANEOUS

      13.1  Entire Agreement.

            This Agreement (including each of the exhibits attached hereto) amends and restates the Previous Agreement in its entirety, and constitutes the entire agreement among the parties with regard to the subject matter hereof, and supersedes all prior oral and written, and all contemporaneous oral agreements and understandings relating thereto; provided, however, that any obligation arising under the Previous Agreement prior to the date of this Agreement shall survive the amendment and restatement of the Previous Agreement. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein. To the extent that any other document or the Nestle Brand Manual may contradict or make unclear the terms of this Agreement, the terms of this Agreement shall prevail. This Agreement may only be amended by the prior written mutual agreement of the parties.


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
      13.2  Further Assurances.

            Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or necessary or reasonably requested to effectively carry out the purposes of this Agreement.

      13.3  No Assignment.

            This Agreement and all rights and duties hereunder are personal to NICC and shall not, without the prior written consent of Nestle Group in its sole discretion, be transferred assigned, mortgaged, sublicensed or otherwise encumbered by NICC or by operation of law.

            Nestle Group may assign this Agreement to any Affiliate without the consent of NICC and shall furnish written notice of such assignment to NICC.

      13.4  Notices.

            Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the person or to an officer of the person to whom the same is directed, or (b) sent by facsimile (with confirmation of transmission) or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to Nestle Group, to Nestle S.A., 1800 Vevey, Canton of Vaud, Switzerland, Attention: General Counsel, Telecopy No. 011 4121 924 4568 with a copy to Nestle USA, Inc., 800 North Brand Boulevard, Glendale, California 91203, Attention: General Counsel, Telecopy No. (818) 549-6713, or to such other address as Nestle Group may from time to time specify by notice to NICC, or if to NICC, to Nestle Ice Cream Company, LLC, 12647 Alcosta Blvd., Suite 300, San Ramon, California 94583, Attention: James L. Dintaman, Chief Executive Officer, Telecopy No. (925) 328-1125, with a copy to Nestle USA, Inc., 800 North Brand Boulevard, Glendale, California 91203, Attention: General Counsel, Telecopy No. (818) 549-6713, or to such other address as NICC may from time to time specify by notice to Nestle Group. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt of a confirmation of successful transmission, if sent by facsimile, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

      13.5  Governing Law.

            This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York without regard to otherwise governing principles of conflicts of law.

      13.6  Construction.

            This Agreement shall be construed as if all parties prepared this Agreement.

      13.7  Captions - Pronouns.

            Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

      13.8  Successors and Assigns.

            The covenants, terms and provisions set forth herein shall inure to the benefit of and be enforceable by the parties, their assigns and successors in interest, including without limitation, any entity into which either of the parties may be merged or by which it may be acquired, provided that, except as otherwise expressly provided herein, rights, duties and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties and any attempt to assign this Agreement without such consent shall be considered null and void.

      13.9  Severability.

            In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained herein) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under Applicable Laws. In the event that any restrictive covenant of this Agreement, or any word, phrase, clause, sentence or other portion thereof, is held unenforceable because of the duration or geographic scope of such provision, it is the intention of the parties that the arbitrator (or court, if applicable) shall have the power to modify such provision to the extent necessary to render the provision enforceable and such provision as so modified shall be enforced.

      13.10 Relationship Among Parties.

            The parties acknowledge that NICC is an independent contractor and is not an agent, partner, employee, or joint venturer of Nestle Group. NICC shall not attempt to bind or obligate Nestle Group in any way nor shall NICC represent that NICC has any right to do so. Neither party has any right or authority to assume or to create any obligation or responsibility on behalf of the other party except as may from time to time be provided by written instrument signed by both parties.

      13.11 Counterparts.

            This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall constitute one agreement, binding on all parties hereto.

      13.12 Dispute Resolution.

            The parties hereby agree that claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement), including without limitation any claim based on contract, tort or statute, any claim for equitable relief, or the arbitrability of any claim hereunder (collectively, a "Claim") shall be submitted for resolution to the Chief Executive Officer of Nestle S.A. If no resolution is obtained through good faith negotiations in this manner within fifteen (15) days after such matter is so submitted, any party hereto may elect to submit the Claim to mediation under the Commercial Mediation Rules of the American Arbitration Association. All parties shall participate in such mediation. The mediator shall not have the authority to impose a settlement on the parties, but shall attempt to help them reach a satisfactory resolution of the Claim. The mediator shall end the mediation whenever, in his or her judgment, further efforts at mediation would not contribute to a resolution of the submitted item but in no event later than fifteen (15) days after the matter has been referred to the mediator. In the event mediation is not successful, the Claim shall be settled promptly and expeditiously, at the request of any party of this Agreement, exclusively by final and binding arbitration conducted in New York. Each of Nestle S.A. and NICC shall appoint an arbitrator within five (5) business days after the end of the mediation and the arbitrators selected by Nestle S.A. and NICC shall jointly select another arbitrator within two (2) business days of the appointment of the last arbitrator. The final decision regarding the Claim shall be determined by a majority vote of the arbitrators and in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The parties expressly agree that the arbitrators shall determine the discovery methods that shall be available to the parties under this Section 13.12 as appropriate under the circumstances. Each party acknowledges the importance to resolve any disputes in an expeditious manner and shall act in good faith and cooperate to resolve the dispute in the most expeditious manner reasonably practicable. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by Applicable Law, no party nor the arbitrators shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section 13.12. The arbitrators' fees and any filing or other fees required by the Commercial Arbitration Rules shall, to the extent required, initially be paid by the party requesting arbitration, but shall be assessed against the party which does not prevail in the arbitration.

            Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement.

      13.13 Supply of Other Products.

            Notwithstanding the license grants in Sections 2.1 and 3.1 hereof, the parties acknowledge and agree that Nestle Group shall retain the right to use (and to license the use of) the Nestle Licensed Trademarks and Nestle Licensed Technology in connection with (a) the sale or supply of products (that are not Frozen Dessert Products) to restaurants or other third parties in the Territory for use in the preparation by such restaurants and other third parties in the Territory of Frozen Dessert Products that incorporate such products supplied or sold by Nestle Group or its Affiliates and (b) the promotion, marketing, sale and/or distribution by such restaurants and other third parties of such Frozen Dessert Products. By way of example, Affiliates of Nestle Group would be permitted to sell pieces of BUTTERFINGER candybars and DRUMSTICK cones to McDonald's restaurants, which pieces may be used by McDonald's restaurants to prepare and sell McFlurries (which may be identified by the BUTTERFINGER and DRUMSTICK trademarks) to consumers.

(Signature Page Follows)

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first set forth above.

                                             Nestle S.A.



                                             By: /s/ Hans-Peter Frick
                                                 -------------------------------
                                             Name:  Hans-Peter Frick
                                             Title: Senior Vice President




                                             Nestec Ltd.


                                             By: /s/ Alexander J. Kemball
                                                 -------------------------------
                                             Name:  Alexander J. Kemball
                                             Title: Assistant Vice President



                                             Societe des Produits Nestle S.A.



                                             By: /s/ Jean-Pierre Maeder
                                                 ---------------------------
                                             Name:  Jean-Pierre Maeder
                                             Title: Assistant Vice President




                                             Nestle Ice Cream Company, LLC



                                             By: /s/ James L. Dintaman
                                                 -------------------------------
                                             Name:  James L. Dintaman
                                             Title: Chief Executive Officer